Exhibit 4.1
HILLENBRAND, INC.,
AS ISSUER,
THE NEW GUARANTORS PARTY HERETO
and
U.S. BANK NATIONAL ASSOCIATION,
AS TRUSTEE

SUPPLEMENTAL INDENTURE No. 5
Dated as of December 15, 2020
to
INDENTURE
Dated as of July 9, 2010
among
HILLENBRAND, INC.,
AS ISSUER
and
U.S. BANK NATIONAL ASSOCIATION,
AS TRUSTEE

$375,000,000
4.500% Notes due 2026

FIFTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of December 15, 2020, by and among Hillenbrand, Inc., an Indiana corporation (the “Company”), Milacron LLC, a Delaware limited liability company (“Milacron”), Milacron Plastics Technologies Group LLC, a Delaware limited liability company (“Milacron Plastics”), Milacron Marketing Company LLC, a Delaware limited liability company (“Milacron Marketing”), Hillenbrand Luxembourg, Inc., a Delaware corporation (“Hillenbrand Luxembourg” and, together with Milacron, Milacron Plastics, and Milacron Marketing, the “New Guarantors” and, each, a “New Guarantor”), and U.S. Bank National Association, as trustee (the “Trustee”), under the hereafter defined Indenture.
WHEREAS, the Company and the Trustee executed and delivered an indenture dated as of July 9, 2010 (the “Base Indenture”), a third supplemental indenture, dated as of September 25, 2019 (the “Third Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), to provide for the issuance by the Company from time to time of Securities to be issued in one or more series as provided in the Base Indenture;
WHEREAS, pursuant to the Indenture, on September 25, 2019, the Company issued $375,000,000 aggregate principal amount of the Company’s 4.500% Notes due 2026 (the “Notes”);
WHEREAS, Section 4.4 of the Third Supplemental Indenture provides that the Company shall cause any Subsidiary that becomes a guarantor under the Credit Agreement to guarantee the Company’s obligations under the Notes and the Indenture;
WHEREAS, on the date hereof the New Guarantors agreed to guarantee the obligations of the borrowers under the Credit Agreement;
WHEREAS, as of the date of this Supplemental Indenture, Batesville Casket Company, Inc. (“BCC”), Batesville Services, Inc. (“BSI”), K-Tron Investment Co. (“KTIC”), Process Equipment Group, Inc. (“PEG” and, together with BCC, BSI and KTIC, the “Current Guarantors”), and the New Guarantors are all of the Subsidiaries of the Company that are guarantors of the obligations of the borrowers under the Credit Agreement;
WHEREAS, the execution and delivery of this Supplemental Indenture has been duly and validly authorized by each of the Company and the New Guarantors;
WHEREAS, pursuant to Section 6.1(a)(8) of the Third Supplemental Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture without the consent of any Holders; and
WHEREAS, all the conditions and requirements necessary to make this Supplemental Indenture a valid, binding and legal instrument in accordance with its terms have been performed and fulfilled by the parties hereto and the execution and delivery thereof have been in all respects duly authorized by the parties hereto.
NOW, THEREFORE, in consideration of the above premises, each party agrees, for the benefit of the others and for the equal and ratable benefit of the Holders, as follows:
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ARTICLE I.

GUARANTEE OF SECURITIES
Section 1.01Securities Guarantee.
(a)Each of the New Guarantors hereby fully and unconditionally guarantees the Obligations (collectively, the “Additional Guarantees” and, each, an “Additional Guarantee”), on a joint and several basis with the Current Guarantors, to each Holder of the Notes and to the Trustee and its successors and assigns on behalf of each Holder of the Notes. Each New Guarantor further agrees that the Obligations may be extended or renewed, in whole or in part, without notice or further assent from such New Guarantor and that such New Guarantor will remain bound under this Article I notwithstanding any extension or renewal of any Obligation. All payments under each Additional Guarantee will be made as specified in Section 311 of the Base Indenture.
(b)Each New Guarantor hereby agrees that its obligations hereunder shall be as if it were principal debtor and not merely surety and shall be absolute, full and unconditional, unaffected by, and irrespective of, any invalidity, irregularity or unenforceability of the Notes, the Base Indenture or this Supplemental Indenture, any failure to enforce the provisions of the Notes, the Base Indenture or this Supplemental Indenture, any waiver, modification or indulgence granted to the Company with respect thereto by the Holders of the Notes or the Trustee, or any other circumstance which may otherwise constitute a legal or equitable discharge of a surety or guarantor (except payment in full). Each New Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of merger or bankruptcy of the Company, any right to require that the Trustee pursue or exhaust its legal or equitable remedies against the Company prior to exercising its rights under an Additional Guarantee (including, for the avoidance of doubt, any right which a New Guarantor may have to require the seizure and sale of the assets of the Company to satisfy the outstanding principal of, interest on or any other amount payable under the Notes prior to recourse against such New Guarantor or its assets), protest or notice with respect to the Notes or the Debt evidenced thereby and all demands whatsoever, and covenants that its Additional Guarantee will not be discharged with respect to the Notes except by payment in full of the principal thereof and interest thereon or as otherwise provided in the Base Indenture or in this Supplemental Indenture, including Section 1.04 herein. If at any time any payment of principal of (and premium, if any) and interest on the Notes is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of any New Guarantor’s obligations hereunder with respect to such payment shall be reinstated as of the date of such rescission, restoration or return as though such payment had become due but had not been made at such times.
Neither a failure nor a delay on the part of either the Trustee or the Holders of the Notes in exercising any right, power or privilege under this Article I shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the Holders of the Notes expressed in
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this Article I are cumulative and exclusive of any other rights, remedies or benefits that either may have under this Article I at law, in equity, by statute or otherwise.
(c)Each New Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or any Holder of the Notes in enforcing any rights under this Section 1.01.
(d)Upon request of the Trustee, each New Guarantor shall execute and deliver such instruments and do such further acts as may be reasonably necessary to give effect to this Supplemental Indenture.
Section 1.02Subrogation.
(a)Each New Guarantor shall be subrogated to all rights of the Holders of the Notes against the Company in respect of any amounts paid to such Holders of the Notes by such New Guarantor pursuant to the provisions of its Additional Guarantee.
(b)Each New Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders of the Notes in respect of any Obligations guaranteed hereby until payment in full of all Obligations. Each New Guarantor further agrees that, as between it, on the one hand, and the Holders of the Notes and the Trustee, on the other hand, (x) the maturity of the Obligations guaranteed hereby may be accelerated as provided in Section 502 of the Base Indenture for the purposes of the Additional Guarantees herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such Obligations as provided in Section 502 of the Base Indenture, such Obligations shall forthwith become due and payable by the New Guarantor for the purposes of this Section 1.02.
Section 1.03Release of Guarantee. An Additional Guarantee of a New Guarantor shall be automatically and unconditionally released, and the New Guarantor that granted such Additional Guarantee shall be automatically and unconditionally released from its Obligations:
(a)in the event that all of the capital stock or other equity interests, or all or substantially all of the assets, of such New Guarantor are sold or transferred, including by way of merger, consolidation or otherwise, in a transaction in compliance with the terms of the Indenture;
(b)upon defeasance as provided in Sections 7.01 and 7.02 or satisfaction and discharge of the Indenture as provided in Article 4 of the Base Indenture;
(c)upon redemption of the Notes as provided in Section 3.2 of the Indenture; or
(d)upon release of such New Guarantor’s Additional Guarantee of all indebtedness under the Credit Agreement other than a release by or as a result of payment under such Additional Guarantee.
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Section 1.04Limitation and Effectiveness of Guarantees. Each Additional Guarantee is limited to an amount not to exceed the maximum amount that can be guaranteed by such New Guarantor that gave such Additional Guarantee without rendering such Additional Guarantee, as it relates to such New Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally or the maximum amount otherwise permitted by law.
Section 1.05Notation Not Required. Each New Guarantor hereby agrees that its Additional Guarantee set forth in Section 1.01 hereof shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of the Additional Guarantee on the Notes.
ARTICLE II.

MISCELLANEOUS PROVISIONS
Section 2.01Terms Defined. For all purposes of this Supplemental Indenture, except as otherwise defined or unless the context otherwise requires, terms used in capitalized form in this Supplemental Indenture and defined in the Indenture have the meanings specified in the Indenture.
Section 2.02Indenture. Except as amended hereby, the Indenture and the Notes are in all respects ratified and confirmed and all the terms shall remain in full force and effect.
Section 2.03Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.
Section 2.04Successors. All agreements of each New Guarantor in this Supplemental Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Supplemental Indenture and the Notes shall bind its successors.
Section 2.05Multiple Counterparts. This Supplemental Indenture may be signed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Supplemental Indenture.
Section 2.06Effectiveness. The provisions of this Supplemental Indenture will take effect immediately upon its execution and delivery by the Trustee in accordance with the provisions of Section 903 of the Base Indenture.
Section 2.07Trustee Disclaimer. The Trustee accepts the amendment of the Indenture effected by this Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture as hereby amended, and without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner
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whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company and each New Guarantor, or for or with respect to (i) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Company and each New Guarantor by corporate action or otherwise, (iii) the due execution hereof by the Company and each New Guarantor, (iv) the consequences (direct or indirect and whether deliberate or inadvertent) of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.
[Signature pages follow.]
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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.
HILLENBRAND, INC., as Issuer and the Company
By: /s/ Theodore S. Haddad, Jr.
Name:    Theodore S. Haddad, Jr.
Title:    Vice President, Treasurer
MILACRON LLC, as a New Guarantor
By: /s/ Theodore S. Haddad, Jr.
Name:    Theodore S. Haddad, Jr.
Title:    Treasurer
MILACRON PLASTICS TECHNOLOGIES GROUP LLC, as a New Guarantor
By: /s/ Theodore S. Haddad, Jr.
Name:    Theodore S. Haddad, Jr.
Title:    Treasurer
MILACRON MARKETING COMPANY LLC, as a New Guarantor
By: /s/ Theodore S. Haddad, Jr.
Name:    Theodore S. Haddad, Jr.
Title:    Treasurer
HILLENBRAND LUXEMBOURG, INC., as a New Guarantor
By: /s/ Theodore S. Haddad, Jr.
Name:    Theodore S. Haddad, Jr.
Title:    Treasurer
[Signature Page to Supplemental Indenture No. 5]

U.S. BANK NATIONAL ASSOCIATION, |
as Trustee
By: /s/ Sharon P. Karst
Name:    Sharon P. Karst
Title:    Vice President

[Signature Page to Supplemental Indenture No. 5]